Exhibit 99.1

News Release

P.O. Box 110  •  Route 5  •  South Deerfield  •  MA  •  01373-0110

FOR IMMEDIATE RELEASE

Contact: Lisa McCarthy
(413) 665-8306, Ext. 4670

The Yankee Candle Company, Inc. Reports
Fiscal 2013 Second Quarter Results

South Deerfield, MA – August 8, 2013 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (collectively, “Yankee Candle” or the “Company”) today announced financial results for the second quarter ended June 29, 2013.  Yankee Holding Corp., a direct subsidiary of YCC Holdings LLC (“YCC Holdings”), is a holding company that was formed in connection with the Company's merger with an affiliate of Madison Dearborn Partners, LLC (“MDP”) on February 6, 2007, and is the parent company of The Yankee Candle Company, Inc.

Net sales for the second quarter of 2013 were $155.7 million as compared to net sales of $145.3 million during the second quarter of 2012, an increase of $10.4 million or 7.1%.  Retail segment sales were $86.8 million for the second quarter of 2013 as compared to $81.8 million during the second quarter of 2012, an increase of 6.1%.  Sales from the Company’s Wholesale segment increased 2.4% to $41.5 million during the second quarter of 2013, as compared to $40.5 million during the second quarter of 2012.  Sales in the Company’s International segment were $27.3 million during the second quarter of 2013, compared to $23.0 million during the second quarter of 2012, an increase of 19.0%.

Net sales for the six months ended June 29, 2013 were $319.1 million, compared to $300.4 million for the first six months of fiscal 2012, an increase of 6.2%.

The Company recorded a net loss of $4.9 million for the second quarter of 2013 compared to a net loss of $13.5 million for the second quarter of 2012.  The Company recorded a net loss of $6.6 million during the six months ended June 29, 2013, compared to a net loss of $17.1 million during the first six months of fiscal 2012.  The net loss for the second quarter and first six months of fiscal 2012 include the loss on early extinguishment of debt of $13.4 million recorded in connection with the Company’s April 2012 term loan refinancing.

The Company presents Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt.  Adjusted EBITDA for the second quarter of 2013 was $14.7 million as compared to Adjusted EBITDA of $18.1 million for the prior year second quarter.  Adjusted EBITDA for the first six months of fiscal 2013 was $35.7 million as compared to Adjusted EBITDA of $38.2 million for the first six months of fiscal 2012. Reconciliations of net income to Adjusted EBITDA, which is a non-GAAP financial measure, are included at the end of this press release.

“We delivered above market performance in our Retail business, which together with continued momentum in our strategic growth channels such as International and Consumer Direct, helped deliver sales increases over the prior year quarter,” said Harlan Kent, Chief Executive Officer of Yankee Candle.  “Our Retail business posted its eighth consecutive quarter of positive all-in comparable sales, delivering 5.2% comp sales growth versus the prior year quarter.  Our International business also delivered strong results, with sales increasing 19.0% over the prior year quarter.  The sales growth turned in by these two divisions more than offset sluggishness in our Wholesale business, where tight open to buy conditions and inventory management programs by our wholesale customers continue to have an impact.  As compared to prior year, our earnings were challenged in the quarter by lower contribution from our Wholesale business and an increase in general and administrative expenses related to our ongoing investments in talent and marketing to drive growth.”

2013 Second Quarter Segment Highlights:

•	Retail sales were $86.8 million in the second quarter of 2013 compared to $81.8 million in the prior year second quarter, an increase of $5.0 million or 6.1%. The increase in sales was driven primarily by increased comparable retail sales of $3.7 million and increased sales from our fundraising business of $1.0 million.

•	Total Retail comparable sales, which includes sales in our comparable store base and our consumer direct business, increased 5.2% compared to the prior year second quarter. There were 543 stores included in our comparable store base as of the end of the second quarter of fiscal 2013, compared to 515 stores included in our comparable store base at the end of the prior year quarter.

•	Wholesale sales were $41.5 million in the second quarter of 2013 compared to $40.5 million in the same quarter of the prior year, an increase of $1.0 million or 2.4%. The increase was primarily a result of increased sales to our specialty and department store channel, somewhat offset by decreased sales to our premium mass channel.

•	International sales were $27.3 million in the second quarter of 2013 as compared to $23.0 million in the prior year quarter, an increase of $4.3 million or 19.0%. The increase was driven by sales growth across all of our international channels.

Six Months Ended June 29, 2013 Segment Highlights:

•	Retail sales were $176.0 million for the first six months of fiscal 2013, an increase of $13.2 million or 8.1% over the prior year period, driven primarily by increased comparable retail sales of 7.8% or $11.4 million and sales from new stores opened after the second quarter of 2012 of approximately $1.3 million.

•	Wholesale sales were $85.1 million for the first six months of fiscal 2013, a decrease of $5.6 million from the prior year period. The decrease was primarily driven by decreased sales in our specialty and department store channel, gift channel and premium mass channel somewhat offset by increased sales to our “all other” channel consisting of various accounts outside of our major channels.

•	International sales were $57.9 million for the first six months of fiscal 2013 compared to $46.9 million for the first six months of fiscal 2012, an increase of $11.0 million or 23.5%. The increase was largely driven by increased sales in our United Kingdom wholesale business, retail concession business and increased sales to distributors primarily in Europe, Asia and Latin America.

“Our strategic investments continue to gain traction and resulted in solid topline growth across our businesses in the second quarter,” said Kent.  “Our Omni-channel business model allows us to capitalize on shopping trends wherever our guest chooses to shop.  We believe we are well positioned as we enter the important fall and holiday seasons to continue this sales momentum while focusing on converting sales to optimize cash generation.”

For the quarter ended June 29, 2013, YCC Holdings reported a net loss of $10.6 million, compared to the above-referenced net loss recorded by the Company of $4.9 million.  The difference in the net loss between the Company and YCC Holdings is primarily a result of additional interest expense (net of tax benefits) recorded during the second quarter of 2013 at YCC Holdings of $5.7 million related to the $315.0 million 10.25%/11.0% Senior PIK Notes due 2016 (the “Senior PIK Notes”).

For the twenty-six weeks ended June 29, 2013, YCC Holdings reported a net loss of $17.9 million, compared to the above-referenced net loss recorded by the Company of $6.6 million.  The difference in the net loss between the Company and YCC Holdings is primarily a result of additional interest expense (net of tax benefits) recorded during the first half of 2013 at YCC Holdings of $11.3 million related to the Senior PIK Notes.

Neither Yankee Holding Corp. nor The Yankee Candle Company, Inc. have any obligations with respect to the Senior PIK Notes.  During the first six months of fiscal 2013, Yankee Holding Corp paid dividends of $16.2 million to YCC Holdings.  Such dividends were used by YCC Holdings primarily to pay for interest incurred related to the Senior PIK Notes.

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss its second quarter results.  The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600.  When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q2 2013 Yankee Candle Earnings Conference Call).  This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company's web site at www.yankeecandle.com.   Click on the “About Us” link, select the “Investor Information” link, and then select the “Events Calendar” link.  Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 43-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 35,000 store locations, a growing base of Company owned and operated retail stores (561 Yankee Candle Stores located in 46 states and 1 province in Canada as of June 29, 2013), direct mail catalogs, and its Internet website (www.yankeecandle.com).  Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 6,400 store locations and distributors covering a combined 57 countries.

Forward Looking Statements

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s future financial and operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events.  Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions and uncertain future outlook, including continued softness in consumer confidence and spending; the risk that our substantial level of indebtedness could adversely affect our financial condition and operations; that we may not be able to generate sufficient cash flows to service all of our indebtedness; that any failure to protect our reputation could have a material adverse effect on our brand image; the risk of loss of one of our manufacturing or distribution facilities; that we may be unable to maintain our historical growth rates; that our profitability may be affected by increases in the cost of raw materials or that further increases in wax prices above the rate of inflation may negatively impact our cost of goods sold and margins; that any shortages in refined oil supplies could impact our wax supply; the effects of competition in the giftware industry; that there may be a failure of our information technology systems; that a material decline in consumers’ discretionary income could cause our sales and income to decline; that current environmental laws and regulations, or those enacted in the future, could result in additional liabilities and costs; that we may be unable to continue to open new stores successfully or renew leases for existing locations; the risk of a loss or significant deterioration in the financial condition of a significant wholesale customer, or a bankruptcy filing and subsequent bankruptcy proceedings by such a customer; the failure or delay of a third party to supply goods to our customers could adversely impact our business; sustained interruptions in the supply of products from overseas; that restrictive covenants in the indenture governing the Senior PIK Notes, the indentures governing Yankee Candle’s Senior Subordinated Notes and Yankee Candle’s Term Loan Facility and ABL Facility could restrict our operating flexibility; risks associated with the ability of YCC Holdings and Holding Corp. to repay their debt, which is dependent on cash flow generated by Yankee Candle and its subsidiaries; that restrictions in our subsidiaries' debt instruments and under applicable law limit their ability to provide funds to us; that the interests of our controlling stockholders may differ from the interests of the noteholders; that because we are not a diversified company and are primarily dependent upon one industry, we have less flexibility in reacting to unfavorable consumer trends, adverse economic conditions or business cycles; the risk that we lose our senior executive officers, or are unable to attract and retain the talent required for our business; that our international operations subject us to a number of risks, including unfavorable regulatory, labor, tax and political conditions in foreign countries; that we may be required to recognize additional impairment charges against goodwill or intangible assets in the future; seasonal, quarterly and other fluctuations in our business, and general industry and market conditions; the risk of product liability claims; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	June 29, 2013			June 30, 2012
Sales:
Retail	$86,814	55.76%		$81,809	56.29%
Wholesale	41,518	26.66%		40,530	27.88%
International	27,348	17.57%		22,988	15.82%
Total sales	155,680	100.00%		145,327	100.00%

Cost of sales	71,866	46.16%		63,906	43.97%
Gross profit	83,814	53.84%		81,421	56.03%

Selling expenses: (A)
Retail	45,578	52.50%	(B)	43,401	53.05%	(B)
Wholesale	3,086	7.43%	(C)	2,921	7.21%	(C)
International	7,402	27.07%	(D)	6,909	30.05%	(D)

Total selling expenses	56,066	36.01%		53,231	36.63%

General & administrative expenses	20,712	13.30%		17,951	12.35%
Restructuring charge	-	0.00%		1,070	0.74%

Income from operations	7,036	4.52%		9,169	6.31%
Interest expense	14,883	9.56%		18,553	12.77%
Loss on extinguishment of debt	-	0.00%		13,376	9.20%
Other income	(469)	-0.30%		(1,735)	-1.19%

Loss before benefit from income taxes	(7,378)	-4.74%		(21,025)	-14.47%
Benefit from income taxes	(2,521)	-1.62%		(7,515)	-5.17%
Loss from continuing operations	(4,857)	-3.13%		(13,510)	-9.31%

Loss from discontinued operations, net of income taxes	(21)	-0.01%		(31)	-0.02%
Net loss	$(4,878)	-3.13%		$(13,541)	-9.32%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Twenty-Six Weeks			Twenty-Six Weeks
	Ended			Ended
	June 29, 2013			June 30, 2012
Sales:
Retail	$176,026	55.17%		$162,777	54.19%
Wholesale	85,096	26.67%		90,703	30.19%
International	57,934	18.16%		46,914	15.62%
Total sales	319,056	100.00%		300,394	100.00%

Cost of sales	144,808	45.39%		135,183	45.00%
Gross profit	174,248	54.61%		165,211	55.00%

Selling expenses: (A)
Retail	92,048	52.29%	(B)	88,579	54.42%	(B)
Wholesale	6,021	7.08%	(C)	7,090	7.82%	(C)
International	15,473	26.71%	(D)	13,045	27.81%	(D)

Total selling expenses	113,542	35.59%		108,714	36.19%

General & administrative expenses	40,170	12.59%		34,852	11.60%
Restructuring charge	764	0.24%		1,725	0.57%

Income from operations	19,772	6.20%		19,920	6.63%
Interest expense	31,357	9.83%		35,787	11.91%
Loss on extinguishment of debt	-			13,376
Other income	(2,250)	-0.71%		(2,827)	-0.94%

Loss before provision for income taxes	(9,335)	-2.93%		(26,416)	-8.79%
Benefit from income taxes	(2,769)	-0.87%		(9,436)	-3.14%
Loss from continuing operations	(6,566)	-2.07%		(16,980)	-5.66%

Loss from discontinued operations, net of income taxes	(45)	-0.01%		(74)	-0.02%
Net loss	$(6,611)	-2.07%		$(17,054)	-5.68%

(A) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.
(B) Retail selling expenses as a percentage of retail sales.
(C) Wholesale selling expenses as a percentage of wholesale sales.
(D) International selling expenses as a percentage of international sales.

Yankee Holding Corp. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	June 29,	December 29,
	2013	2012

Current Assets:
Cash	$3,784	$39,979
Accounts receivable, net	52,324	63,572
Inventory	108,284	77,969
Prepaid expenses and other current assets	26,713	4,882
Deferred tax assets	8,564	6,814
Total Current Assets	199,669	193,216
Property and Equipment, net	128,114	121,553
Deferred Financing Costs	11,399	12,799
Other Assets	914,479	913,929
Total Assets	$1,253,661	$1,241,497

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$23,652	$25,309
Accrued payroll	9,049	13,680
Accrued income taxes	-	7,110
Other accrued liabilities	46,882	55,395
Total Current Liabilities	79,583	101,494
Long-Term Debt	896,821	846,174
Deferred Rent	13,254	12,886
Deferred Tax Liabilities	118,346	117,135
Other Long-Term Liabilities	10,362	9,678
Stockholder's Equity	135,295	154,130
Total Liabilities And Stockholder's Equity	$1,253,661	$1,241,497

Yankee Holding Corp.
June 29, 2013  Earnings Release
Supplemental Data

	Quarter		Year to Date		Total
YCC Retail Stores	4	(5)	(7)	(5)	561
Wholesale Customer Locations - North America	(211)		7,068	(5)	34,852
Wholesale Customer Locations - Europe	257		470		6,378
Square Footage - Gross	5,542	(5)	(12,425)	(5)	1,057,726
Square Footage - Selling	2,633	(5)	(10,869)	(5)	808,268
Total Comp Stores & Consumer Direct Sales Change %	5.2%		7.8%
YCC Retail Comp Store Count	543		543		543
Sales per Square Foot (1)			$539
Store Count			546
Average store square footage, gross (2)			1,624
Average store square footage, selling (2)			1,227
Gross Profit (3) (6)
Retail $	$54,158		$109,935
Retail %	62.4%		62.5%
Wholesale $	$19,603		$41,016
Wholesale %	47.2%		48.2%
International $	$10,052		$23,296
International %	36.8%		40.2%
Segment Profit (3) (6)
Retail $	$8,581		$17,887
Retail %	9.9%		10.2%
Wholesale $	$16,516		$34,995
Wholesale %	39.8%		41.1%
International $	$2,650		$7,823
International %	9.7%		13.5%
Depreciation & Amortization (3)	$7,506		$15,133
Inventory per Store (2)			$35,823
Inventory Turns (4)			3.2
Capital Expenditures (3)	$8,181		$20,116

(1) Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.

(2) Excludes S. Deerfield/Williamsburg Flagships.

(3) Dollars in thousands.

(4) Based on a 13 month average inventory divided by 12 month rolling COGS.

(5) Net of closures.

(6) Includes purchase accounting costs that are reflected in the unallocated/corporate/other column within the segment disclosure of the Company's 10-Q.

Reconciliation of Adjusted EBITDA

In addition to the results reported in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company has provided information regarding “Adjusted EBITDA,” as defined, which is a non-GAAP financial measure.  Adjusted EBITDA is defined as earnings/loss from continuing operations before interest, taxes, depreciation and amortization adjusted to remove the effects of equity-based compensation, MDP advisory fees, purchase accounting, restructuring, loss on debt extinguishment and realized (gains) losses on foreign currency transactions, loss on store closings and equipment disposals and certain other non-recurring items.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  We believe the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business.  We believe Adjusted EBITDA is useful to investors because it helps enable investors to evaluate our business in the same manner as our management evaluates our business, and because this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

Adjusted EBITDA is calculated as follows:

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net loss	$(4,878)	$(13,541)	$(6,611)	$(17,054)
Loss from discontinued operations, net of income taxes	21	31	45	74
Benefit from income taxes	(2,521)	(7,515)	(2,769)	(9,436)
Interest expense, net - excluding amortization of deferred financing fees	13,797	15,127	27,448	29,762
Amortization of deferred financing fees	1,086	1,244	2,152	2,284
Depreciation	6,351	6,395	12,843	12,732
Amortization	70	85	138	1,308

EBITDA from continuing operations	13,926	1,826	33,246	19,670
Equity-based compensation	165	220	323	424
MDP advisory fees	375	375	750	750
Purchase accounting (a)	437	280	578	814
Restructuring (b)	-	1,070	764	1,725
Loss on extinguishment of debt (c)	-	13,376	79	13,376
Realized (gains) losses on foreign currency (d)	(445)	426	(490)	863
Loss on store closings and disposals of equipment	147	15	147	44
Certain non-recurring items (e)	99	463	348	515

Adjusted EBITDA	$14,704	$18,051	$35,745	$38,181

(a) Represents purchase accounting adjustments as a result of the merger in 2007.

(b) For 2013, includes costs for employee related severance costs and costs to close a satellite office in Germany associated with restructuring of the International operations during the first quarter of 2013.  For 2012, includes costs for employee severance associated with restructuring the wholesale and retail operations and changes in the internal reporting structure during the first quarter of 2012; and costs associated with the consolidation and relocation of our logistics operations and corporate headquarters for our foreign subsidiary during the second quarter of 2012.

(c) For 2013, represents loss on extinguishment of debt attributable to the redemption of the remaining $10.0 million outstanding of Yankee Candle’s Senior Notes that occurred during the first quarter of 2013. For 2012, represents loss on extinguishment of debt attributable to the refinancing of the $338.1 million outstanding under the prior Senior Secured Credit Facility and $315.0 million of Senior Notes due 2015 that occurred during the second quarter of 2012.

(d) Represents transaction (gains) losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) losses from foreign vendors and customers.

(e) Represents costs associated with the implementation of our new European enterprise resource planning (“ERP”) system and warehouse moving costs.